Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Extension and Expansion of its Revolving Credit Facility

Facility Increased to $325 Million

MENLO PARK, Calif., December 14, 2020 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company,” "TPVG," “we,” “us,” or “our”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology and other high growth industries, today announced it has extended and expanded its revolving credit facility (“Credit Facility”). Deutsche Bank AG serves as administrative agent and as a lender, together with existing lenders KeyBank National Association, TIAA, FSB, MUFG Union Bank, N.A., Hitachi Capital America Corporation and NBH Bank, and along with new lender, Customers Bank, under the Credit Facility.

The Credit Facility, as amended, among other things, increases the capacity of the Credit Facility from $300 million to $325 million, extends the revolving period to November 30, 2022 and extends the scheduled maturity date to May 31, 2024. The $25 million increase was made under the accordion feature in the Credit Facility, which allows the Company, under certain circumstances, to increase the size of the Credit Facility to up to $400 million.

“We are pleased to have increased and extended our revolving credit facility and appreciate the continued support of our leading and expanded banking group,” said Christopher Mathieu, Chief Financial Officer of TPVG. “This amended facility further strengthens our liquidity position and prospects for growing the portfolio as we end the year and enter into 2021.”

Borrowings under the Credit Facility are subject to various covenants including the leverage restrictions contained in the Investment Company Act of 1940, as amended, provided that the Company’s asset coverage ratio under the Credit Facility shall not be less than 150%. More information regarding the amendment to the Credit Facility, including a copy thereof, can be found in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2020.

ABOUT TRIPLEPOINT VENTURE GROWTH BDC CORP.

The Company was formed to expand the venture growth stage business segment of TriplePoint Capital LLC, the leading global provider of financing across all stages of development to technology, life sciences and other high growth companies backed by a select group of venture capital firms. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by lending primarily with warrants to venture growth stage companies. The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future events, performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the SEC. You should not place undue reliance on these forward-looking statements. The Company undertakes no duty to update any forward-looking statements made herein, whether as a result of new information, future events or otherwise, except as may be required by law.

INVESTOR RELATIONS AND MEDIA CONTACT

The IGB Group

Leon Berman

212-477-8438

lberman@igbir.com